Exhibit 15.3

CONSENT OF JINGTIAN & GONGCHENG

April 20, 2026

To: AIOS Tech Inc

Dear Sir/Madam,

We hereby consent to the reference of our name and the summary of our opinion with regard to PRC laws under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in Hong Kong”, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China”, “Item 4. Information on the Company—B. Business Overview—Regulation”, “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Policy” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Enterprise Taxation, PRC Value Added Tax” in the Annual Report of AIOS Tech Inc on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng